Filed Pursuant to Rule 433 Registration No. 333-141491 February 5, 2008
KINDER MORGAN ENERGY PARTNERS, L.P. 5.95% Notes due 2018
Issuer:	Kinder Morgan Energy Partners, L.P.

Ratings:	Baa2 (Stable) / BBB (Stable) / BBB (Stable)

Note type:	Senior Unsecured Notes

Maturity:	10 years

Minimum denomination:	$1,000

Pricing date:	February 5, 2008

Settlement date:	February 12, 2008

Maturity date:	February 15, 2018

Principal amount:	$600,000,000

Benchmark:	T 4.250% due 11/15/17

Benchmark Yield:	3.578%

Re-offer spread:	+ 240 bps

Re-offer yield to maturity:	5.978%

Coupon:	5.95%

Public offering price:	99.791%

Optional Redemption:	Make whole call T + 40 bps

Interest payment dates:	February 15 and August 15, beginning August 15, 2008

CUSIP / ISIN:	494550AY2 / US494550AY25

Joint Bookrunning Managers:	Wachovia Capital Markets, LLC Greenwich Capital Markets, Inc.

Co Managers:	Lazard Capital Markets LLC
Banc of America Securities, LLC
Barclays Capital Inc.
BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
DnB NOR Markets Inc.
Lehman Brothers Inc.
RBC Capital Markets Corporation
TD Securities (USA) LLC

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free Wachovia Capital Markets, LLC at (800) 326-5897 and Greenwich Capital Markets, Inc. at (866) 884-2071.

KINDER MORGAN ENERGY PARTNERS, L.P. 6.950% Notes due 2038 (Re-opening)
Issuer:	Kinder Morgan Energy Partners, L.P.

Ratings:	Baa2 (Stable) / BBB (Stable) / BBB (Stable)

Note type:	Senior Unsecured Notes

Maturity:	30 years

Minimum denomination:	$1,000

Pricing date:	February 5, 2008

Settlement date:	February 12, 2008

Maturity date:	January 15, 2038

Principal amount:	$300,000,000
The notes constitute a further issuance of, will form a single series with, will have the same CUSIP number as and will trade interchangeably with the $550 million aggregate principal amount of 6.95% notes issued by the Issuer on June 21, 2007

Benchmark:	T 4.750% due 2/15/37

Benchmark Yield:	4.342%

Re-offer spread:	+ 260 bps

Re-offer yield to maturity:	6.942%

Coupon:	6.950%

Public offering price:	100.093% of principal amount, plus accrued interest from January 15, 2008 to the settlement date

Optional Redemption:	Make whole call T + 30 bps

Interest payment dates:	January 15 and July 15, beginning July 15, 2008

CUSIP:	494550AW6 / S494550AW68

Joint Bookrunning Managers:	Wachovia Capital Markets, LLC Greenwich Capital Markets, Inc.

Co Managers:	Lazard Capital Markets LLC
Banc of America Securities, LLC
Barclays Capital Inc.
BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
DnB NOR Markets Inc.
Lehman Brothers Inc.
RBC Capital Markets Corporation
TD Securities (USA) LLC

************************

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free Wachovia Capital Markets, LLC at (800) 326-5897 and Greenwich Capital Markets, Inc. at (866) 884-2071.